Exhibit 23 (j)(1) under Form N-1A
Exhibit 24 under Item 601/ Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights” in the Prospectus and under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 68 to the Registration Statement (Form N-1A, No. 2-57181) of Federated Municipal Securities Fund, Inc., and to the incorporation by reference of our report, dated May 19, 2009, on Federated Municipal Securities Fund, Inc. included in the Annual Shareholder Report for the fiscal year ended March 31, 2009.

/s/ ERNST & YOUNG LLP
ERNST & YOUNG LLP
Boston, Massachusetts
May 26, 2009